UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2014

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number: 001-14330

Delaware	57-1003983
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300

Charlotte, North Carolina 28269

(Address of principal executive offices, including zip code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 11, 2014, Polymer Group, Inc. (the “Company”) announced that the previously announced acquisition of 71.25% of the outstanding capital stock of Companhia Providência Indústria e Comércio, a Brazilian corporation (sociedade anônima) (“Providência”) (the “Providência Acquisition”) by PGI Polímeros do Brasil, a Brazilian corporation (sociedade anônima) and a wholly-owned subsidiary of the Company, was completed. As previously announced, the consideration due at closing of the Providência Acquisition was approximately R$449.0 million, of which (i) approximately R$430.6 million was paid to the selling stockholders (subject to specified deductions for certain transaction expenses), and (ii) R$18.4 million was deposited into an escrow account. Approximately R$106.9 million of deferred purchase price, which shall accrete 9.5% per annum compounded daily, shall be paid to the selling stockholders to the extent certain existing and potential tax claims are resolved.

A copy of the press release announcing the completion of the Providência Acquisition filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Loan Facility Amendment

In connection with the Providência Acquisition, on June 10, 2014, the Company entered into an incremental term loan amendment (the “Incremental Amendment”) to its existing senior secured credit agreement, dated as of December 19, 2013, among the Company, its direct parent, Scorpio Acquisition Corporation, the lenders from time to time party thereto, and Citicorp North America, Inc. as administrative agent (the “Term Loan Facility”). Pursuant to the Incremental Amendment, the Company obtained $415.0 million of commitments for incremental term loans, of which the Company borrowed $310.0 million (the “Additional Term Loans”). The proceeds of the Additional Term Loans will be used to fund a portion of the consideration due in respect of the Providência Acquisition, repay certain existing debt of Providência, pay related fees and expenses and/or for general corporate purposes, which may include repayment of existing indebtedness. The remaining $105.0 million of commitments (the “Delayed Draw Term Loans”) will be available for borrowing until December 31, 2014, subject to customary conditions precedent. The proceeds of the Delayed Draw Term Loans may be used (i) to repay indebtedness of Providência and its subsidiaries and/or to repay up to approximately $56.0 million aggregate principal amount of existing secured indebtedness or, in each case, to the extent an equivalent amount of such indebtedness has been paid with cash on hand at the Company, for working capital purposes and (ii) with respect to up to $2.0 million thereof, for general corporate purposes.

The Additional Term Loans and any Delayed Draw Term Loans will be secured on a pari passu basis with the existing term loans under the Term Loan Facility.

The Company may voluntarily repay outstanding loans at any time without premium or penalty, other than a prepayment premium on voluntary prepayments of Additional Term Loans and any Delayed Draw Term Loans in connection with certain repricing transactions on or prior to the date that is six months after the closing date of the Incremental Amendment and customary “breakage” costs with respect to LIBOR loans. The Company is required to repay the Additional Term Loans and Delayed Draw Term Loans in quarterly installments in aggregate amounts equal to approximately 1% per annum of their funded total principal amount, with the remaining amount payable on the maturity date of the Term Loan Facility. The Delayed Draw Term Loans will be subject to a ticking fee in respect of the average daily amount of the undrawn Delayed Draw Term Loans, equal to, from the 31st calendar day after the closing of the Incremental Amendment until the 60th calendar day after such closing, 50% of the applicable margin with respect to LIBOR Loans, and from the 61st calendar day until December 31, 2014, 100% of the applicable margin with respect to the LIBOR Loans.

All other terms of the Additional Term Loans and any Delayed Draw Term Loans are substantially identical to the terms of the Term Loan Facility.

The foregoing description of the Incremental Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Senior Notes due 2019

In connection with the Providencia Acquisition, on June 11, 2014, the Company issued $210.0 million of 6.875% Senior Notes due 2019 (the “Senior Notes”) pursuant to the indenture, dated as of June 11, 2014 (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee.

The Senior Notes are general, unsecured obligations of the Company. The Senior Notes and the guarantees are effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Senior Notes rank equal in right of payment to all of the Company’s existing and future senior indebtedness. The Senior Notes and guarantees are structurally subordinated to all of the liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Notes. Each of the guarantors named in the Indenture (each a “Guarantor”) is providing a joint and several, full and unconditional guarantee of the Senior Notes, which ranks equal in right of payment to all of the senior obligations of such Guarantor.

Interest on the Senior Notes will be payable on June 1 and December 1 of each year, commencing on December 1, 2014. Interest on the Senior Notes will accrue from June 11, 2014. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Senior Notes mature on June 1, 2019.

Prior to December 1, 2015, the Company may redeem up to 35% of the Senior Notes with the proceeds from one or more qualified equity offerings at a price equal to 106.875% of the principal amount of the Senior Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the date of redemption. In addition, at any time prior to December 1, 2015 the Company may redeem all or a portion of the Senior Notes at a price equal to 100% of the principal amount of the Senior Notes redeemed plus a “make whole” premium set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, to the date of redemption. Thereafter, the Company has the option to redeem all or a portion of the Senior Notes at any time at the redemption prices set forth in the Indenture.

In the event of certain types of change of control, the holders of the Senior Notes may require the Company to purchase for cash all or a portion of their Senior Notes at a purchase price equal to 101% of the aggregate principal amount of such Senior Notes, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to the Issuer;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	transfer or sell assets.

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Notes to become or to be declared due and payable.

The proceeds of the Senior Notes offering will be used to fund a portion of the consideration due in respect of the Providência Acquisition, repay certain existing debt of Providência, pay related fees and expenses and/or for general corporate purposes, which may include repayment of existing indebtedness. Affiliates of certain of the initial purchasers of the Senior Notes are lenders under certain indebtedness of Providência that will be repaid in connection with the Providência Acquisition and accordingly may receive a portion of the proceeds therefrom. Affiliates of certain of the initial purchasers of the Senior Notes are lenders under certain indebtedness of Providência that will remain outstanding following the completion of the Providência Acquisition. Citigroup Global Markets Inc. and Barclays Capital Inc. provided financial advisory services to the Company and its affiliates in connection with the Providência Acquisition.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Registration Rights Agreement

In connection with the issuance of the Senior Notes, on June 11, 2014, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) among the Company, the guarantors named therein and Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC and HSBC Securities (USA) Inc. as initial purchasers with respect to the Senior Notes described above. In the Registration Rights Agreement, the Company agreed to (1) file an exchange offer registration statement pursuant to which the Company will offer exchange notes with terms identical in all material respects to, and evidencing the same indebtedness as, the Senior Notes, in exchange for such notes (but which exchange notes will not contain terms with respect to transfer restrictions or provide for the additional interest described below); and (2) use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933, as amended. The Company has agreed to use commercially reasonable efforts to cause the exchange offer to be consummated or, if required, to have one or more shelf registration statements declared effective, within 450 days after the issue date of the Senior Notes.

If the Company fails to satisfy this obligation (a “registration default”), the annual interest rate on the Senior Notes will increase by 0.25%. The annual interest rate on the Senior Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate in the Indenture. If the registration default is corrected, the applicable interest rate on the Senior Notes will revert to the original level.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The historical consolidated financial statements of Providência required by this Item with respect to the transaction described in Item 2.01 are hereby incorporated by reference to Exhibit 99.1 and Exhibit 99.2 to the Current Report on Form 8-K dated May 28, 2014.

(b) Pro forma financial information.

The pro forma financial information required by this Item with respect to the transaction described in Item 2.01 will be filed by amendment as soon as practicable, and in any event within 71 calendar days of the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: June 11, 2014	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of June 11, 2014, among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee.

4.2	Registration Rights Agreement, dated as of June 11, 2014, among the Company, the guarantors named therein and Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC and HSBC Securities (USA) Inc.

10.1	Incremental Amendment No. 1, dated as of June 10, 2014, to the Credit Agreement dated as of December 19, 2013, among the Company, Scorpio Acquisition Corporation, Citicorp North America, Inc., as administrative agent, the other agents listed therein and each lender from time to time party thereto.

99.1	Audited Historical Financial Information of Providência as of and for the years ended December 31, 2013 and 2012 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, dated May 28, 2014).

99.2	Unaudited Historical Financial Information of Providência as of and for the fiscal quarters ended March 31, 2014 and 2013 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K, dated May 28, 2014).

99.3	Press release, dated June 11, 2014.